Exhibit 3.3

FIRST AMENDMENT TO AMENDED AND RESTATED CODE OF REGULATIONS

OF

FRST DEFIANCE FINANCIAL CORP.

Effective as of March 12, 2020:

1. Article XII, Section 2 of the Amended and Restated Code of Regulations for First Defiance Financial Corp., shall be deleted in its entirety and replaced with the following:

SECTION 2. Office of the Bank. The main office of the Corporation’s subsidiary, First Federal Bank of the Midwest, herein the “Bank,” will be located in Youngstown, Ohio.

2. The first paragraph of Article XII, Section 3 of the Amended and Restated Code of Regulations for First Defiance Financial Corp., shall be deleted in its entirety and replaced with the following:

SECTION 3. Officers of the Corporation. Notwithstanding any other provision of this Code of Regulations, the Board of Directors shall, subject to the next succeeding paragraph in this Section 3, elect the following individuals to the following officer positions for the periods of time set forth opposite their names, pursuant to Section 7.14(d) of the Agreement and Plan of Merger between the Corporation and United Community Financial Corp. (“United Community”), dated September 9, 2019 (the “Agreement”) (terms capitalized but not otherwise defined in this Code of Regulations shall have the meaning given to them in the Agreement):